EXHIBIT 5.1

LAW OFFICES

REISMAN & ASSOCIATES, P.A.

6975 NW 62nd Terrace

Parkland, Florida 33067

Writer’s email: jbrrapa@comcast.net

telephone 954-344-0809

facsimile 928-569-8195

April 12, 2006

Physicians Remote Solutions Inc.

5 Ridge Road

Cos Cob, CT 06807

Dear Sir or Madam:

We have acted as counsel to Physicians Remote Solutions Inc., a Florida corporation (the “Company”), in connection with the preparation of a Registration Statement on Form SB-2, File No. 333-131599 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (the “Act”), relating to the offer and sale by the Company of up to 385,000 shares of its common stock, par value $.00001 per share of the Company (the “Company Shares”) and the offer and sale by selling shareholders of up to 2,858,000 shares of common stock, par value $.00001 per share of the Company (the “Selling Shareholders’ Shares”).

In connection with this opinion, we have reviewed originals or copies of the following documents: (a) the Registration Statement and the exhibits thereto, (b) the Articles of Incorporation of the Company, (c) the Bylaws of the Company, (d) certain records of the Company's corporate proceedings and (e) such statutes, records and other documents as we have deemed relevant or necessary for the purpose of this opinion.

In addition, we have examined such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinions set forth herein. In rendering our opinions herein, the documents we have examined were originals or copies, certified or otherwise identified to our satisfaction. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied upon statements and certificates of the Company or of government or other officials.

REISMAN & ASSOCIATES, P.A.

April 12, 2006

Based on the foregoing, we are of the opinion that when the Registration Statement has become effective under the Act, the Company Shares when sold and paid for in accordance with the terms of the prospectus included as part of the Registration Statement, will be legally issued, fully paid and non-assessable and the Selling Shareholders’ Shares have been duly issued and are  fully paid and non-assessable.

The opinions expressed herein are limited to Federal securities laws, rules ad regulations and the laws of the State of Florida and we express no opinion with respect to the laws of any other country, state or jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder. This opinion is furnished to you solely for your information in connection with the Registration Statement and, except as otherwise provided herein, is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.

Very truly yours,

/s/ Reisman & Associates, P.A.